EXHIBIT 99.1

News Release

Mattson Technology Contact

Lauren Vu

Mattson Technology, Inc.

tel +1-510-492-6518

fax +1-510-492-2800

lauren.vu@mattson.com

MATTSON TECHNOLOGY INC. COMPLETES ACQUISITION OF VORTEK INDUSTRIES LTD.

Addition of Vortek Technology Broadens Mattson RTP Portfolio

FREMONT, Calif. — Oct 28, 2004 — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that it has completed the acquisition of Vortek Industries, Ltd., a privately held developer of millisecond flash annealing technology based in Vancouver, Canada. The acquisition, which had been previously announced on June 28, 2004, expands and strengthens Mattson’s RTP technology portfolio and supports the company’s long-term growth strategy.

As payment for the acquisition, Mattson issued approximately 1,450,000 shares of its common stock to the former holders of debt and equity ownership interests in Vortek. In addition, certain tax refunds to be received by Vortek in the future will be paid over to the former Vortek shareholders. During the interim period between the acquisition announcement and this closing, Mattson provided approximately U.S. $2.5 million in working capital loans to Vortek.

“The acquisition of Vortek, along with our strong RTP product portfolio, will enhance Mattson Technology’s ability to address the challenging sub-65 nm technology requirements as defined by our customers,” said David L. Dutton, president and chief executive officer of Mattson Technology. “The Mattson and Vortek teams are collaborating and integrating efforts to ensure that we are prepared to ship the first flash millisecond annealing beta system in the fourth quarter of this year.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company’s future prospects, including but not limited to: the benefits of Mattson’s acquisition of Vortek, extension of Mattson’s RTP technology capabilities, expected ship dates for beta system, and future growth. Forward- looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: effective integration of Vortek into Mattson; the Company’s ability to develop and bring to market commercially competitive millisecond flash annealing products in a timely manner; customer selection of millisecond flash annealing technology over alternative technologies to meet their requirements; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company’s competitors; and other risks and uncertainties described in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. The company’s dry strip and RTP equipment utilize innovative technology to deliver advanced processing capabilities on high-productivity platforms for the fabrication of current- and next-generation devices. Since beginning operations in 1989, the company’s core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: 800-MATTSON/510-657-5900. Fax: 510-492-5911. Internet: www.mattson.com.